Exhibit 99.2



The Corporation posted a 15.0% increase in net income during the second quarter of 2005 vs. 2004. Earnings per share increased $0.03 to $0.26 per share for the three months ending June 30, 2005 compared to the same period in 2004.

Net interest income increased $1.3 million to $15.2 million for the first six months of 2005 compared to the same period during 2004. This increase is due to loan growth of $48.1 million to $491.0 million for the 12 months ending June 30, 2005.

Other income increased $425,000 to $3.7 million for the first six months of 2005 vs.2004. This increase is entirely due to the sale of the Corporation's ownership interest in Pulse, the driver of our ATM network to Discover, Inc.